UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2006

CAPITAL BANK CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	000-30062	56-2101930
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4901 Glenwood Ave.
Raleigh, North Carolina 27612
(Address of principal executive offices)

(919) 645-6400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers.

On January 26, 2006, Capital Bank Corporation’s Board of Directors appointed James A. Barnwell, Jr., Ernest A. Koury, Jr., James G. McClure, Jr. and Richard H. Shirley (the “new directors”) to the Company’s Board of Directors. In connection with the Company's recently completed merger (the "Merger") with 1st State Bancorp, Inc. ("1st State") and pursuant to that certain Merger Agreement between the Company and 1st State dated June 29, 2005, the Company agreed to elect these new directors to its board of directors and to the board of directors of its subsidiary, Capital Bank. As a result of the Merger, each of the directors named today are entitled to receive the merger consideration with respect to the shares of 1st State common stock held by each such director at the effective date of the Merger (January 3, 2006).

In addition, like all other outside directors of the Company, the new directors will receive an annual retainer fee of $10,000 during 2006, as long as they attend 75% of the meetings of the board. Further, the new directors will be paid $750 for each board meeting they attend 2006 and $500 for each committee meeting the new director attends.

Finally, the new directors are also eligible, pursuant to the Company’s Deferred Compensation Plan for Outside Directors (the “Directors’ Plan”), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. The Directors’ Plan permits directors to defer payment of all or a portion of his director’s fees for the year. Amounts deferred are credited to an account in the new director’s name (initially in cash) on the date that they would otherwise have been paid in cash. Provided the new director remains an outside director and is not otherwise entitled to a distribution under the Directors’ Plan on the last day of the calendar year, all cash amounts credited to the director’s account for a year are converted to “stock units.” Each stock unit is deemed to be equivalent to one share of Company common stock. The number of stock units credited to a participants’ account is determined by dividing 125% of the cash amounts credited during the year by the closing price of the Company’s common stock on the last trading day of the calendar year. Amounts deferred and credited become payable upon the first to occur of the director’s death, disability, retirement, or the specified date the participant has elected to receive a distribution under the deferral election pursuant to which the amounts were deferred. All amounts also become payable upon a “change in control” of the Company, as such term is defined in the Directors’ Plan. In the sole discretion of the Company, the form of payment for stock units to be paid out under the Directors’ Plan may be either in cash or Common Stock.

Mr. Shirley was appointed to serve on the Company’s audit committee. Mr. Barnwell, Mr. Koury and Mr. McClure are expected to join other Board committees in February 2006.

Effective with the January 17, 2006 merger of 1st State Bank into Capital Bank, Capital Bank acquired the outstanding 1st State Bank commercial loans, equity lines of credit and checking overdraft lines of credit of the new directors and their related interests. On January 17, 2006 total indebtedness of the new directors to Capital Bank was as follows: Mr. Barnwell-direct $686,000, indirect (through affiliated entities) $1,552,671; Mr. Koury-direct $4,551,124, indirect (through affiliated entities) $0; Mr. McClure-direct $0, indirect (through affiliated entities) $689,757; and Mr. Shirley- direct $2,353,066, indirect (through affiliated entities) $3,112,307. All outstanding loans and commitments included in such transactions were made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2006

CAPITAL BANK CORPORATION

By:	/s/ B. Grant Yarber
B. Grant Yarber
Chief Executive Officer

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